Exhibit 99.1

Macquarie Infrastructure Company Manager Reinvests Fees in Additional LLC Interests

NEW YORK--(BUSINESS WIRE)--December 4, 2009--Macquarie Infrastructure Company (NYSE: MIC) announced that on December 2, 2009, it issued an additional 180,309 LLC Interests (shares) to Macquarie Infrastructure Management (USA) (“MIMUSA”). MIC is externally managed by MIMUSA.

For the quarter ended September 30, 2009, MIMUSA was entitled to a base management fee of $1,639,403. MIMUSA elected to reinvest the fee in additional LLC Interests pursuant to the terms of the Management Services Agreement between it and MIC.

The value of the LLC Interests was calculated using a volume-weighted average price over a 15 trading-day period following the announcement of MIC’s financial results for the third quarter of 2009. Including the LLC Interests issued on December 2, MIMUSA now owns 3,503,227 or 7.73% of MIC’s shares outstanding.

“The decision on the part of our Manager to reinvest its fee in additional shares reflects both the Manager’s perception of value in our current share price and the alignment of interest between our Manager and other shareholders,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company.

MIMUSA has the right, but not an obligation, to reinvest quarterly base management fees in additional LLC Interests.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its ongoing businesses consist of three energy-related businesses including a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals), a gas production and distribution business (The Gas Company in Hawaii) and a district energy business (Thermal Chicago) as well as an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company
Investor Relations:
Jay A. Davis, 212-231-1825
or
Corporate Communications:
Alex Doughty, 212-231-1310